UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2016

TRANS-LUX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-2257	13-1394750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 Park Avenue, Suite 2001, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 243-5544

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 12, 2016, Trans-Lux Corporation (the “Company”) entered into that certain Credit and Security Agreement (the “Credit Agreement”) with its wholly-owned subsidiaries Trans-Lux Display Corporation, Trans-Lux Midwest Corporation and Trans-Lux Energy Corporation as borrowers (the “Borrowers”) and SCM Specialty Finance Opportunities Fund, L.P. as lender (“SCM”).

Under the Credit Agreement, the Borrowers are able to borrow up to an aggregate of $4 million, which includes (i) up to $3 million of revolving loans (the “Revolving Loans”) for an equipment purchase, repayment of certain outstanding obligations, including payments to the Company’s pension plan, the purchase of inventory/product and general working capital purposes, and (ii) a $1 million term loan (the “Term Loan”) for the purchase of equipment in August 2016.  The Credit Agreement has a term of three years, unless earlier terminated by the parties in accordance with the termination provisions of the Credit Agreement.

Interest under the Credit Agreement is payable monthly in arrears and accrues as follows:

(a)	in the case of Revolving Loans, a rate per annum equal to the sum of (i) the Wells Fargo Prime Rate plus (ii) 4.00%; and

(b)	in the case of the Term Loan, a rate per annum equal to the sum of (i) the Prime Rate plus (ii) 6.00%.

The Credit Agreement also requires the payment of certain fees, including, but not limited to a facility fee, an unused line fee and a collateral management fee.

The Credit Agreement contains financial and other covenant requirements, including, but not limited to, financial covenants that require the Borrowers to maintain a fixed charge coverage ratio of at least 1.1 to 1.0 starting with their August 31, 2016 financial statements.  The Credit Agreement allows the Company to continue to pay dividends on all its Series B or any other new preferred stock, which dividends will be excluded as fixed charges for 18 months.

The Credit Agreement is secured by substantially all of the Borrowers’ assets.  The foregoing description of the Credit Agreement is included to provide information regarding its terms.  It does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On July 11, 2016, at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, the following matters were submitted to a vote of stockholders of the Company: (i) the election of three directors of the Company, each to serve as directors until the 2019 Annual Meeting of Stockholders or until the election and qualification of their successors, or their earlier death, resignation or removal; (ii) the approval of a non-binding advisory resolution to approve the compensation of the Company’s named executive officers; and (iii) the ratification of the appointment of Marcum LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

The total number of shares of the Company’s Common Stock voted in person or by proxy at the Annual Meeting was 1,433,618, representing approximately 70.2% of the 2,040,911 shares outstanding and entitled to vote at the Annual Meeting.  Each director nominee was elected and each other matter submitted to a vote of the Company’s stockholders at the Annual Meeting was approved by the requisite vote.  Set forth below is the number of votes cast for, against or withheld, as well as the number of broker non-votes and abstentions as to each such matter, including a separate tabulation with respect to each nominee for director, as applicable.

1.	Election of Directors.

Nominee	For	Withheld	Broker Non-Votes	Total
Alan K. Greene	1,112,001	12,160	309,457	1,433,618
Ryan J. Morris	1,121,601	2,560	309,457	1,433,618
Yaozhong Shi	1,112,001	12,160	309,457	1,433,618

2.	Approval of a non-binding advisory resolution to approve the compensation of the Company’s named executive officers.

For	Against	Abstain	Broker Non-Votes	Total

1,112,761	6,600	4,800	309,457	1,433,618

3.	Ratification of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.

For	Against	Abstain	Broker Non-Votes	Total

1,431,218	2,400	-	-	1,433,618

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1
Credit and Security Agreement, dated as of July 12, 2016, by and among Trans-Lux Corporation, Trans-Lux Display Corporation, Trans-Lux Midwest Corporation, Trans-Lux Energy Corporation and SCM Specialty Finance Opportunities Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2016	TRANS-LUX CORPORATION

	By:	/s/ Robert J. Conologue
		Name:	Robert J. Conologue
		Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1
Credit and Security Agreement, dated as of July 12, 2016, by and among Trans-Lux Corporation, Trans-Lux Display Corporation, Trans-Lux Midwest Corporation, Trans-Lux Energy Corporation and SCM Specialty Finance Opportunities Fund, L.P.